December 26, 2025

Amendment to the
4.5% Fixed to Floating Subordinated Notes Due 2031
Reference is hereby made to the 4.5% Subordinated Notes Due June 30, 2031 (the “Subordinated Notes”), by and between BayFirst Financial Corp., a Florida corporation (the “Company”) and the Purchasers (a “Purchaser”, and collectively, the “Purchasers”). Capitalized terms used here and not otherwise defined shall have the meanings ascribed to such terms in the Subordinated Notes. This Amendment to the Subordinated Notes is between the Company and all Purchasers and shall serve to modify the terms and conditions of the Subordinated Notes (this “Agreement”).
WHEREAS, the Purchasers and the Company have determined that it is in the best of the parties for the parties to amend certain terms of the Subordinated Notes.
NOW THEREFORE, the following terms of the Subordinated Notes are agreed to and shall be amended as follows:
1.This Agreement shall be effective upon the execution by the Company and the Purchasers.
2.The payment of interest shall be as follows:
a.Interest, as provided in Section 1(i) of the Subordinated Notes, shall be paid-in-kind (“PIK”) and the aggregate outstanding principal amount of the Subordinated Notes shall be automatically increased on each such Fixed Interest Payment Date by the amount of such PIK interest for all accrued and unpaid interest payments as of the date hereof and for future scheduled interest payments owed through and including the June 30, 2026 Fixed Interest Payment Date.
b.Interest, as otherwise provided in Section 1 of the Subordinated Notes, shall not be affected by this Agreement.
3.As further consideration for the Purchasers’ deferral of the payment of interest as provided herein, if all amounts due under the Subordinated Notes are not paid in full by June 30, 2026, at the Company’s option, (i) an amount equal to 3% of the outstanding principal amount of each Subordinated Note shall be paid by the Company on June 30, 2026, to the respective Purchaser of such Subordinated Note, or (ii) if the amounts payable pursuant to Section 3(i) are not made as provided in such subsection, the aggregate outstanding principal amount of each Subordinated Note shall be automatically increased by an amount equal to 3% of the outstanding principal amount of such Subordinated Note.

Except as otherwise provided herein, nothing in this Agreement shall otherwise amend any of the terms and conditions in the Subordinated Notes, and the Purchasers shall not be deemed to have waived any of their rights and remedies thereunder.

Sincerely,

Thomas G. Zernick, Chief Executive Officer